Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Plum Creek Timber Company, Inc. 2012 Stock Incentive Plan of our reports dated February 24, 2012, with respect to the consolidated financial statements of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P., and the effectiveness of internal control over financial reporting of Plum Creek Timber Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
May 8, 2012